                                                                    EXHIBIT 21


                                4-D NEUROIMAGING
                              LIST OF SUBSIDIARIES
                               SEPTEMBER 30, 2000




                                          Jurisdiction          Percentage of
                                            in which          Voting Securities
                  Name                    Incorporated         Owned by Parent

Biomagnetic Technologies GmbH (A)            Germany                 100%
Neuromag Oy (B)                              Finland                 100%



     (A) The subsidiary changed its name in October 1991. It was formerly known as S.H.E. Kryotechnische Instrumente und Systeme GmbH. Substantially all assets and liabilities of the subsidiary were transferred to Biomagnetic Technologies, Niedelassung, a branch of 4-D Neuroimaging on October 1, 1997.

     (B)  The company was acquired in December 1999.